EdR ANNOUNCES SECOND QUARTER 2017 RESULTS

MEMPHIS, TN, July 31, 2017 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended June 30, 2017.

Company Highlights

•
Net income attributable to common stockholders for the second quarter was $6.1 million, or $0.07 per diluted share, as compared to $17.7 million, or $0.26 per diluted share in 2016. A $12.1 million gain on sale of collegiate housing properties in 2016 is the main driver of the decline;

•	Operating income for the second quarter declined $0.9 million to $8.6 million on a 13.7% increase in revenue offset by a 17.5% increase in operating expenses, mainly driven by depreciation;

•
Same-community net operating income ("NOI") was up 0.4% for the second quarter, with a 2.1% increase in revenue partially offset by a 4.5% increase in operating expenses as a result of a 19.1% increase in real estate taxes;

•	Core funds from operations (“Core FFO”) for the second quarter increased 17.5% to $31.0 million and Core FFO per share/unit improved $0.03, or 7.7%, to $0.42;

•
Preleasing for the 2017-2018 lease-term is 30 basis points behind last year with the same-community portfolio 92.7% preleased. The same-community leasing portfolio is projected to open the 2017-2018 lease-term with a 2.5% to 3.5% increase in rental revenue;

•
Awarded the right to negotiate two new on-campus developments, including a ONE Plan development at Lehigh University and a possible ONE Plan development at Mississippi State University, bringing the total on-campus awards in 2017 to five. The new projects are currently targeting fall 2019 delivery;

•
Announced 2018 new student housing supply as a percentage of enrollment in EdR's markets is expected to be 1.6%, a decline of approximately 50 bps from 2017 levels. As a result, anticipated enrollment growth and supply growth are expected to be in equilibrium in 2018;

•	Entered into a master lease with North Carolina State University for approximately 250 beds. As a result, University Towers, EdR's community serving NC State, is expected to be full this fall;

•	Completed the previously announced sale of The Reserve on Stinson, a 612-bed community serving the University of Oklahoma, for $18.2 million;

•	Postponed the delivery of Avid Square, the Company's $33.0 million development at Oklahoma State, from 2017 to 2018; and

•	Declared a $0.39 dividend per share payable August 15th, which represents a 2.6% increase in the Company's dividend and the seventh straight year the Company has increased its dividend.

"While our operations team continues their focus on the core tenants of operating our portfolio, which has been the driver of EdR's industry leading operating results over the past seven years, our development team continues to deliver strong external growth," stated Randy Churchey, EdR's chief executive officer. "With the newly announced awards at Lehigh and Mississippi State and the previously announced awards at Cornell, Thomas More and the University of South Florida - St. Petersburg, we have been awarded a total of five on-campus developments so far in 2017. The two new awards will be nice additions to our current, fully-funded, development pipeline, which represents embedded growth of 47% over year-end 2016."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the second quarter was $6.1 million, or $0.07 per diluted share, as compared to $17.7 million, or $0.26 per diluted share, for the second quarter of 2016. The $11.6 million decline in net income attributable to common stockholders relates primarily to the following:

•	a $12.1 million gain on sale of collegiate housing properties in 2016 compared to $0.7 million in 2017 and

•	a $5.4 million increase in depreciation and amortization, partially offset by

•	a $4.2 million increase in total community NOI.

Operating Income

Operating income for the second quarter was $8.6 million as compared to $9.5 million for the second quarter of 2016. The $0.9 million decrease relates primarily to the following:

•	a $5.4 million increase in depreciation and amortization, partially offset by

•	a $4.2 million increase in total community NOI.

Core Funds From Operations

Core FFO for the second quarter was $31.0 million compared to $26.4 million in the prior year, and Core FFO per share/unit for the second quarter increased $0.03, or 7.7%, to $0.42. The $4.6 million increase in Core FFO relates primarily to the following:

•	a $4.2 million increase in total community NOI and

A reconciliation of GAAP net income attributable to common stockholders to funds from operations (“FFO”) and Core FFO is included with the financial tables accompanying this release.

Same-Community Results

Same community NOI for the second quarter was up 0.4% to $32.7 million on revenue growth of 2.1% and a 4.5% increase in operating expenses. The growth in revenue for the quarter was comprised of a 3.1% increase in rental rates, a 0.9% decline in occupancy, and a 0.1% reduction in other income. The same-community operating expense growth of 4.5% was mainly due to a 19.1%, or $0.9 million, increase in real estate taxes for the quarter, which includes the previously disclosed expiration of a tax PILOT in 2017 at one community. Direct operating expenses for the second quarter increased 0.7% over the prior year.

2017-2018 Preleasing

The same-community leasing portfolio is currently 30 basis points behind prior year with 92.7% of the beds preleased for the fall (excluding the 5,733 same-community beds at the University of Kentucky).

Following is a summary of the current status of applications at the University of Kentucky compared to the same time last year:

	2017	2016
Bed Count:
Same-communities	5,733	4,592
New-communities	1,117	1,141
Total	6,850	5,733
Housing Applications	6,678	6,075
% Applied	98%	106%

Based on current leasing velocity and market conditions, including the same-community beds at the University of Kentucky, we expect the same-community leasing portfolio to open the 2017-2018 lease-term with occupancy flat to prior year and an approximate 2.5% to 3.5% increase in rates, resulting in rental revenue growth in the range of 2.5% to 3.5% (assuming an equal percentage allocation of University of Kentucky applications to same and new-communities).

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

Student housing supply growth is expected to tighten in 2018 with new supply as a percentage of enrollment in EdR's markets declining from 2.1% in 2017 to 1.6% in 2018. The anticipated growth in new supply is expected to outpace projected enrollment growth in 2018 by approximately 20 bps. This compares favorably to 2017 when supply growth is anticipated to exceed enrollment growth by 70 bps and to the average gap over the last six years of approximately 60 bps as noted in the following table:

EdR Markets:	2013	2014	2015	2016	2017 Est (1)	2018 Est (2)
New supply as % of enrollment	2.2%	2.2%	2.0%	1.8%	2.1%	1.6%
Enrollment growth	1.3%	1.4%	1.5%	1.5%	1.4%	1.4%
	0.9%	0.8%	0.5%	0.3%	0.7%	0.2%

Same-community:
Occupancy increase (decrease)	3.0%	2.0%	0.4%	(1.1)%	—%
Rate increase	2.0%	2.0%	3.4%	3.4%	3.0%
Total leasing revenue growth	5.0%	4.0%	3.8%	2.3%	3.0%

(1) Data includes the existing portfolio plus 2017 developments. The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016 for the included communities. Leasing revenue growth for 2017 represents the midpoint of current projections.

(2) Data includes the existing portfolio plus 2017 and 2018 developments. The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016 for the included communities.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity

The Company was recently awarded the right to negotiate two new on-campus developments, bringing its total on-campus awards so far in 2017 to five.

The first is a ONE Plan development on the campus of Lehigh University that is expected to include 425 beds for a targeted delivery in the fall of 2019. Enrollment at this university of approximately 7,000 is smaller than the average enrollment of universities served by the Company's portfolio. Lehigh is investment grade rated by S&P and Moody's and the Company will receive credit enhancements from the university, similar to that received from Northern Michigan.

Additionally, Mississippi State awarded the Company the right to begin pre-development services on a possible ONE Plan development for new on-campus housing anticipated to include 650 beds for a targeted delivery in the fall of 2019. The project has the potential for an additional 950 beds in subsequent phases. Formal pre-development approval by the University’s governing board is expected at its August 17, 2017 meeting.

"I am pleased with the movement we are seeing in the on-campus market," stated Tom Trubiana, EdR's president. "The pursuit of these developments is very involved and time consuming and we are excited to see our hard work paying off. So far in 2017, we have been awarded five on-campus development projects and are currently shortlisted on a number of others. I commend our team on the strong reputation they have built for EdR and the successes they continue to achieve."

The Company previously announced that its development at Oklahoma State was behind schedule and at that point only half of the development was expected to be delivered for the 2017-2018 academic year. In late June, it became apparent that the contractor was not going to deliver any of the project this summer. As a result, incoming residents were released from their leases and provided assistance finding alternate housing. The Company is moving forward to finish the development and deliver the asset in 2018.

In June, the Company completed the previously announced sale of The Reserve on Stinson, a 13 year old community with 612 beds that served the University of Oklahoma, for approximately $18.2 million.

Third-Party Development Services

The Company is proceeding with pre-development services for the two recently awarded third-party on-campus developments at Thomas More College and the University of South Florida - St. Petersburg for deliveries in fall 2019 and 2020.

Capital Structure

At June 30, 2017, the Company had cash and cash equivalents totaling $33.5 million and availability on its unsecured revolving credit facility of $155 million. The Company's net debt to gross assets was 25.0%, its net debt to EBITDA - adjusted was 2.3x, and its interest coverage ratio was 11.4x.

At the end of the second quarter, the Company also had commitments for $150 million of unsecured private placement notes split evenly between twelve and fifteen year terms and an average fixed interest rate of 4.26%. The Company anticipates closing the notes in the third quarter of 2017 with the expectation of using the proceeds to pay down the balance on the Company's revolver and for general corporate purposes. The current commitments have customary contingencies and closing of the transaction is not guaranteed.

The Company currently has 7.3 million forward-settling shares it has sold under its at-the-market ("ATM") forward sales program that have not yet been settled. The shares were sold at a weighted average net price of $42.57, representing approximately $305 million in future funding for its capital commitments. The Company has the option of settling 6.9 million of the forward sold shares at any time prior to December 31, 2017. The remaining completed forward sales and any additional sales under the current authorization can be settled at the Company's option through December 2018. No additional sales were made under the ATM since the end of the first quarter of 2017.

The Company's capital commitments at June 30, 2017, relating to announced acquisitions and its active developments, totaled $1 billion, with $625 million remaining to be funded ($290 million in 2017 and $335 million in 2018). The Company expects to meet these capital commitments with existing cash, debt capacity and settling its existing $305 million of ATM forward shares that have already been sold but not yet settled. If the Company were to fund 100% of its development commitments at June 30, 2017 with cash on hand, settlement of the forward equity sales and existing debt capacity, its debt to gross assets would be 29%, which is within management’s targeted leverage range of 25% to 30%. Please see the Company's financial supplement for a schedule of sources and uses of capital for all announced transactions as well as proforma debt to gross asset ratios including the impact of funding these commitments.

Earnings Guidance and Outlook

Based on the Company's current estimates, management reaffirms its 2017 guidance of net income attributable to common shareholders per diluted share of $0.51 to $0.61 and Core FFO per share/unit of $1.90 to $2.00.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, July 31, 2017.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, July 31, 2017 through 11:59 p.m. Eastern Time on Monday, August 14, 2017.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13665271.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 81 communities with more than 42,900 beds serving 51 universities in 25 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company's operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition management uses Core FFO in the assessment of our operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company's results to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, other operating expense related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and resident base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized deferred financing costs, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We also refer to net debt to gross assets. Net debt is defined as total debt, excluding the unamortized deferred financing costs and less cash. We consider debt to gross assets and net debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets and net debt to gross assets should only be used as an alternative measure of the Company's financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as GAAP net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing properties; (6) interest expense, net of capitalized interest and interest income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests; (10) other operating expense related to noncash adjustments and (11) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Interest Coverage Ratio

Interest Coverage Ratio is defined as Adjusted EBITDA divided by interest expense, net of capitalized interest. We consider the interest coverage ratio a useful metric for investors as it provides a widely-used measure of our ability to service our debt obligations, as well as compare leverage between REITs.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Collegiate housing properties, net	$2,179,060	$2,108,706
Assets under development	517,011	289,942
Cash and cash equivalents	33,496	34,475
Restricted cash	8,073	7,838
Other assets	65,303	65,224

Total assets	$2,802,943	$2,506,185

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized deferred financing costs	$29,751	$62,520
Unsecured revolving credit facility	345,000	20,000
Unsecured term loans, net of unamortized deferred financing costs	186,385	186,738
Unsecured senior notes, net of unamortized deferred financing costs	248,069	247,938
Accounts payable and accrued expenses	162,819	127,872
Deferred revenue	12,560	20,727
Total liabilities	984,584	665,795

Commitments and contingencies	—	—

Redeemable noncontrolling interests	51,184	38,949

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 73,194,924 and 73,075,455 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	732	731

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,767,951	1,802,852
Retained earnings	—	—
Accumulated other comprehensive loss	(2,851)	(3,564)
Total EdR stockholders’ equity	1,765,832	1,800,019
Noncontrolling interests	1,343	1,422
Total equity	1,767,175	1,801,441

Total liabilities and equity	$2,802,943	$2,506,185

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	2017	2016
Revenues:
Collegiate housing leasing revenue	$70,071	$61,690
Third-party development consulting services	1,156	467
Third-party management services	831	697
Operating expense reimbursements	1,984	2,286
Total revenues	74,042	65,140

Operating expenses:
Collegiate housing leasing operations	30,338	26,166
Development and management services	2,775	2,728
General and administrative	2,935	2,921
Development pursuit, acquisition costs and severance	403	158
Depreciation and amortization	24,520	19,099
Ground lease expense	2,462	2,296
Reimbursable operating expenses	1,984	2,286
Total operating expenses	65,417	55,654

Operating income	8,625	9,486

Nonoperating (income) expenses:
Interest expense, net of capitalized interest	3,062	3,635
Amortization of deferred financing costs	358	457
Interest income	(17)	(200)
Loss on extinguishment of debt	—	216
Total nonoperating expenses	3,403	4,108

Income before equity in earnings of unconsolidated entities, income taxes, and gain on sale of collegiate housing properties	5,222	5,378

Equity in earnings of unconsolidated entities	129	107
Income before income taxes and gain on sale of collegiate housing properties	5,351	5,485
Less: Income tax expense	353	89
Income before gain on sale of collegiate housing properties	4,998	5,396
Gain on sale of collegiate housing properties	691	12,083
Net income	5,689	17,479
Less: Net loss attributable to the noncontrolling interests	(371)	(176)
Net income attributable to EdR	$6,060	$17,655

Other comprehensive loss:
Loss on cash flow hedging derivatives	(365)	(1,042)
Comprehensive income attributable to EdR	$5,695	$16,613

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted(1)	$0.07	$0.26

Weighted average share of common stock outstanding – basic	73,623	68,025
Weighted average share of common stock outstanding – diluted (2)	73,841	68,293

(1) The numerator for earnings per share - diluted also includes $0.8 million of accretion of redeemable noncontrolling interests for the three months ended June 30, 2017.
(2) Weighted average shares of common stock outstanding - diluted assumes the conversion of outstanding redeemable Operating Partnership Units and University Towers Operating Partnership Units and shares issuable upon settlement of the forward equity agreements.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Six months ended June 30,
	2017	2016
Revenues:
Collegiate housing leasing revenue	$150,856	$131,873
Third-party development consulting services	2,971	950
Third-party management services	1,776	1,591
Operating expense reimbursements	4,237	4,105
Total revenues	159,840	138,519

Operating expenses:
Collegiate housing leasing operations	59,215	51,055
Development and management services	5,676	5,249
General and administrative	6,142	5,502
Development pursuit, acquisition costs and severance	623	686
Depreciation and amortization	50,359	36,615
Ground lease expense	6,022	5,605
Other operating expense (1)	500	—
Reimbursable operating expenses	4,237	4,105
Total operating expenses	132,774	108,817

Operating income	27,066	29,702

Nonoperating (income) expenses:
Interest expense, net of capitalized interest	6,090	8,298
Amortization of deferred financing costs	779	937
Interest income	(49)	(274)
Loss on extinguishment of debt	22	10,136
Total nonoperating expenses	6,842	19,097

Income before equity in earnings (losses) of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	20,224	10,605

Equity in earnings (losses) of unconsolidated entities	384	(137)
Income before income taxes and gain on sale of collegiate housing properties	20,608	10,468
Less: Income tax (benefit) expense	(532)	140
Income before gain on sale of collegiate housing properties	21,140	10,328
Gain on sale of collegiate housing properties	691	23,956
Net income	21,831	34,284
Less: Net loss attributable to the noncontrolling interests	(386)	(40)
Net income attributable to EdR	$22,217	$34,324

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	713	(4,488)
Comprehensive income attributable to EdR	$22,930	$29,836

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic	$0.29	$0.53
Net income attributable to EdR common stockholders per share – diluted (2)	$0.28	$0.52

Weighted average share of common stock outstanding – basic	73,566	65,352
Weighted average share of common stock outstanding – diluted (3)	73,795	65,629
(1) Represents the change in fair value of contingent consideration liabilities associated with the acquisition of Urbane.
(2) The numerator for earnings per share - diluted also includes $1.2 million of accretion of redeemable noncontrolling interests for the six months ended June 30, 2017.
(3) Weighted average shares of common stock outstanding - diluted assumes the conversion of outstanding redeemable Operating Partnership Units and University Towers Operating Partnership Units and shares issuable upon settlement of the forward equity agreements.

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net income attributable to EdR	$6,060	$17,655	$22,217	$34,324

Gain on sale of collegiate housing assets	(691)	(12,083)	(691)	(23,956)
Real estate related depreciation and amortization	24,050	18,695	49,405	35,808
Equity portion of real estate depreciation and amortization on equity investees	671	657	1,347	1,323
Noncontrolling interests	(224)	(88)	(116)	117
Funds from operations ("FFO") available to stockholders and unitholders	$29,866	$24,836	$72,162	$47,616

FFO adjustments:
Loss on extinguishment of debt	—	216	22	10,136
Acquisition costs	2	178	27	238
Change in fair value of contingent consideration liability (1)	—	—	500	—
Straight-line adjustment for ground leases (2)	1,174	1,187	2,349	2,373
FFO adjustments	1,176	1,581	2,898	12,747

Core funds from operations ("Core FFO") available to stockholders and unitholders	$31,042	$26,417	$75,060	$60,363

Earnings per share - diluted (3)	$0.07	$0.26	$0.28	$0.52

FFO per weighted average share/unit (4)	$0.40	$0.36	$0.98	$0.73

Core FFO per weighted average share/unit (4)	$0.42	$0.39	$1.02	$0.92

Weighted average shares/units (4)	73,841	68,293	73,795	65,629

(1) This represents the fair value adjustment for Urbane's contingent consideration.
(2)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted also includes $0.8 million and $1.2 million of accretion of redeemable noncontrolling interests for the three and six months ended June 30, 2017, respectively.

(4)  FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact, and the dilutive impact of the ATM Forward.

EdR AND SUBSIDIARIES
2017 GUIDANCE - RECONCILIATION OF GAAP NET INCOME TO FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2017
	Low End	High End

Net income attributable to EdR	$41,700	$49,400

Real estate related depreciation and amortization	97,800	97,800
Equity portion of real estate depreciation and amortization on equity investees	2,500	2,500
Gain on sale of collegiate housing property	(691)	(691)
Noncontrolling interests	(300)	(300)
Funds from operations ("FFO") available to stockholders and unitholders	$141,009	$148,709

FFO adjustments:
Loss on extinguishment of debt	22	22
Acquisition costs	27	27
Change in fair value of contingent consideration liability (1)	500	500
Straight-line adjustment for ground leases (2)	4,700	4,700
FFO adjustments	5,249	5,249

Core funds from operations ("Core FFO") available to stockholders and unitholders	$146,258	$153,958

Earnings per share – diluted (3)	$0.51	$0.61

FFO per weighted average share/unit (4)	$1.84	$1.94

Core FFO per weighted average share/unit (4)	$1.90	$2.00

Weighted average shares/units (4)	76,800	76,800

(1) This represents the fair value adjustment for Urbane's contingent consideration.
(2)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted for the Current Guidance also includes $2.6 million of accretion of redeemable noncontrolling interests for the year ended December 31, 2017.
(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three and six months ended June 30, 2017 and 2016 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Operating income	$8,625	$9,486	$27,066	$29,702
Less: Third-party development services revenue	1,156	467	2,971	950
Less: Third-party management services revenue	831	697	1,776	1,591
Plus: Other operating expense	—	—	500	—
Plus: Development and management services expenses	2,775	2,728	5,676	5,249
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	3,338	3,079	6,765	6,188
Plus: Ground leases	2,462	2,296	6,022	5,605
Plus: Depreciation and amortization	24,520	19,099	50,359	36,615
NOI	$39,733	$35,524	$91,641	$80,818

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended June 30, 2017 (in thousands):

	Six months ended	Plus: Year Ended	Less: Six Months Ended	Trailing Twelve Months Ended
	June 30, 2017	December 31, 2016	June 30, 2016	June 30, 2017
Net income attributable to common stockholders	$22,217	$44,924	$34,324	$32,817
Straight line adjustment for ground leases	2,349	4,731	2,373	4,707
Acquisition costs	27	619	238	408
Depreciation and amortization	50,359	81,413	36,615	95,157
Loss on impairment of collegiate housing assets	—	2,500	—	2,500
Gain on sale of collegiate housing assets	(691)	(23,956)	(23,956)	(691)
Interest expense, net of capitalized interest	6,090	15,454	8,298	13,246
Amortization of deferred financing costs	779	1,731	937	1,573
Interest income	(49)	(490)	(274)	(265)
Loss on extinguishment of debt	22	10,611	10,136	497
Income tax expense (benefit)	(532)	684	140	12
Other operating expense - change in fair value of contingent consideration liability	500	1,046	—	1,546
Noncontrolling interest	(386)	(220)	(40)	(566)
Adjusted EBITDA	$80,685	$139,047	$68,791	$150,941
Annualize acquisitions, developments and dispositions (1)	—	—	—	4,504
Pro Forma Adjusted EBITDA	$80,685	$139,047	$68,791	$155,445

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total debt to gross assets as of June 30, 2017 and December 31, 2016 (dollars in thousands):

	June 30, 2017		December 31, 2016
Mortgage and construction loans, excluding unamortized deferred financing costs of $21 and $56 as of June 30, 2017 and December 31, 2016, respectively	$29,772		$62,576
Unsecured revolving credit facility	345,000		20,000
Unsecured term loan, excluding unamortized deferred financing costs of $1,115 and $762 as of June 30, 2017 and December 31, 2016, respectively	187,500		187,500
Unsecured senior notes, excluding unamortized deferred financing costs of $1,931 and $2,062 as of June 30, 2017 and December 31, 2016, respectively	250,000		250,000
Total debt, excluding unamortized deferred financing costs	812,272		520,076
Less: Cash	33,496		34,475
Net debt	$778,776		$485,601

Total assets	$2,802,943		$2,506,185
Accumulated depreciation(1)	343,132		315,634
Gross assets	$3,146,075		2,821,819

Debt to gross assets	25.8%		18.4%
Net debt to gross assets(4)	25.0%		17.4%

Interest coverage (TTM)(2)	11.4	x	9.0	x
Net debt to EBITDA - Adjusted (TTM)(3)	2.3	x	1.7	x

(1) Represents accumulated depreciation on real estate assets.
(2) Equals the trailing twelve month Adjusted EBITDA of $150.9 million divided by interest expense, net of capitalized interest of $13.2 million. See page 15 for reconciliation of Adjusted EBITDA.
(3) Net Debt to EBITDA - Adjusted is calculated to normalize the impact of non-income producing construction debt. In the calculation, Net Debt is total debt (excluding the unamortized deferred financing costs) less cash and excludes non income-producing debt related to assets under development at time of calculation. EBITDA is Proforma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions, development deliveries and dispositions as if such had occurred at the beginning of the 12 month period being presented.

(4) Gross assets used in the net debt to gross assets calculation excludes $33.5 million cash on hand at June 30, 2017.